Exhibit 1.01

Conflict Minerals Report as required by Items 1.01 and 1.02 of Form SD

CANTEL MEDICAL CORP.

Conflict Minerals Report

For the reporting period from January 1, 2014 to December 31, 2014

This Conflict Minerals Report (the “Report”) for Cantel Medical Corp. and its subsidiaries (collectively, “Cantel,” “us,” “we,” “our,” and the “Company”) has been prepared pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Rule”) for the reporting period from January 1, 2014 to December 31, 2014 (the “Reporting Period”).

The Rule requires companies to disclose certain information regarding products that they manufacture, or contract to manufacture, when: (a) those products contain one or more of the minerals gold, columbite-tantalite (coltan), cassiterite, or wolframite, or their derivatives tantalum, tin, and tungsten (the “Conflict Minerals”), excepting Conflict Minerals that, prior to January 31, 2013, were outside the supply chain; (b) those Conflict Minerals are necessary to the functionality or production of those products; and (c) those Conflict Minerals that originated in the Democratic Republic of Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (collectively, the “Covered Countries”).

Introduction

This Report provides a description of the measures that the Company has taken to exercise due diligence with respect to the Conflict Minerals contained in the products that it manufactured (“directly”) or contracted to manufacture (“indirectly”) during the Reporting Period. The objective of the Company’s due diligence measures was to identify the source and chain of custody of the Conflict Minerals used in products manufactured directly or indirectly by the Company during the Reporting Period. In this Report, third parties that supply the Company with raw materials, components and fabricated goods used by the Company are referred to collectively as “vendors.”

The products that were the focus of the Company’s due diligence measures were those that:

•                  Contained one or more Conflict Minerals that were supplied to the Company by a vendor that failed to respond to the Company’s initial reasonable country of origin inquiries; or

•                  Contained one or more Conflict Minerals that were supplied to the Company by a vendor responding to the Company’s initial reasonable country of origin inquiries in a manner that was insufficient for the Company to form a basis for a reasonable belief that none of those Conflict Minerals originated in a Covered Country or otherwise were from scrap or recycled materials.

These products are collectively referred to as the “Covered Products” for the purposes of this Report.

Description of the Company’s Products Covered by this Report

As further described in this Report, the Company exercised due diligence with respect to the following Covered Products, each of which is categorized under the subsidiary responsible for the direct or indirect manufacturing of such product:

Crosstex International, Inc. & SPS Medical Supply Corp.

•                                          Incubators

Mar Cor Purification, Inc.

•                                          Cleaners & Disinfectants

•                                          Conditioning Equipment, Filters & Membranes

•                                          Process Controls

•                                          Process Pipe & Fittings

•                                          Pumps

•                                          Reverse Osmosis Equipment

•                                          Storage Tanks & Accessories

•                                          Valves

Medivators Inc.

•                                          Endoscope reprocessing products

•                                          Endoscopy procedure products

•                                          Renal systems and products

•                                          Therapeutic technologies products

•                                          REVOX® sterilization products

•                                          BIOREDOXsm decontamination products

•                                          Infection prevention products

•                                          Custom development products, based on the product categories described above

Summary of Findings of the Due Diligence Process

The Company does not source Conflict Minerals directly from mines, refiners or smelters. Based on the results of the Company’s due diligence efforts, the Company is unable to determine definitively the countries of origin or the conflict status of the Conflict Minerals used or contained in the Covered Products. The Company did not receive any responses or indicia that would support the conclusion that the Conflict Minerals used in the Covered Products both originated in the Covered Countries and directly or indirectly financed or benefited armed groups in the Covered Countries.

Design of the Company’s Due Diligence Measures

In exercising due diligence on the source and chain of custody of the Conflict Minerals, the Company conformed its due diligence efforts with the guidance provided by the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”).

The Company also has adopted a policy relating to the use of Conflict Minerals (the “Company Policy”). The Company Policy states that Cantel and its subsidiaries:

•                                          do not directly source any Conflict Minerals from mines, smelters or refiners,

•                                          will work with its suppliers to responsibly source the materials and components Cantel uses in its products; and

•                                          expects its suppliers to assist Cantel with its compliance with the SEC rules relating to Conflict Minerals, as appropriate and necessary.

The Company Policy is available at www.cantelmedical.com/library/ConflictMineralsPolicy.pdf

The Company’s supply chain with respect to the Covered Products is complex, as it does not purchase Conflict Minerals directly from mines, smelters, or refiners.  Since there are many third-parties in the supply chain between the Company’s manufacture or sale of the Covered Products and the original sources of Conflict Minerals, the Company must rely on its suppliers to provide information regarding the origin of Conflict Minerals that are included in the Covered Products.  The Company has taken the following steps to identify the applicable smelters and refiners of Conflict Minerals in its supply chain.

The Company’s Due Diligence Process

Below is an outline of the Company’s due diligence process, following the OECD Guidance.

1.              Establish Strong Company Management Systems. The Company established a dedicated internal team that is responsible for addressing the Company’s compliance with the Rule, including educating appropriate personnel on the parameters of the Rule and the Company’s attendant obligations.  This team included representatives and subject matter experts from the Company’s compliance, legal, finance, audit as well as materials and supply chain management departments.  The Company also engaged appropriate advisors to assist in compliance efforts.

2.              Identify and Assess Risks in the Supply Chain. The Company conducted an internal review of all products purchased and manufactured by it and its subsidiaries, and identified any such products that the Company believed to contain or potentially contain Conflict Minerals.  The Company identified applicable suppliers providing materials or components containing Conflict Minerals or that may contain Conflict Minerals and sent questionnaires to 100% of such suppliers (each, an “In-Scope Supplier”) asking them to certify as to whether their products may contain Conflict Minerals, and if so, whether they came from scrap or recycled materials, and if not, whether or not such materials or components originated from the Covered Countries. This process included (i) maintaining open lines of communication with the In-Scope Suppliers; (ii) providing information to all In-Scope Suppliers regarding the Rule and the Company’s responsibilities thereunder; (iii) requesting information from all In-Scope Suppliers, in writing, pursuant to OECD Guidance, regarding the presence of Conflict Minerals in all Covered Products as well as the country of origin of any such Conflict Minerals; (iv) responding to information requests from In-Scope Suppliers; (v) recording responses from In-Scope Suppliers to information requests; and (vi) requesting follow up information from all responsive In-Scope Suppliers, in the case of any change of status or the gathering of any additional, pertinent information.  Upon review of the results of the Company’s RCOI, a dedicated internal team conducted due diligence efforts for the Covered Products described above. The internal team followed up with In-Scope Suppliers that (i) were unresponsive to our initial reasonable country of origin inquiries or (ii) provided a response that failed to provide sufficient information on which the Company could reasonably rely to determine the conflict status of the Covered Products. This follow-up included requests for additional information relating to the Rule, including greater specificity regarding the Covered Products.  Ultimately, the Company received responses from 69% of In-Scope Suppliers.

3.              Design and Implement a Strategy to Respond to Identified Risks. Findings of the RCOI and due diligence efforts, including any identified risks, were gathered, documented and reviewed by the Company’s internal team. These findings, as well as the Company’s Conflict Minerals Policy, were reviewed further with the Company’s management.  The Company will continue to review its supply chain on an annual basis, as required by the Rule. The internal team will determine any appropriate actions to mitigate risks, including finding alternate sources of supply or evaluating existing supplier relationships, as appropriate.  For the reportable period, the Company found no instances where it was necessary to find replacement sources of supply or terminate a supplier relationship. The Company’s dedicated internal team also focused on maintaining open lines of communication with In-Scope Suppliers and received and recorded information that changed throughout the course of its RCOI and due diligence processes in an effort to continue to respond to any perceived risks.

4.              Carry Out Independent Third Party Audit of Supply Chain. Based on the Company’s position in the supply chain, the Company does not conduct or commission independent third-party audits of the smelters and refiners from which its vendors source Conflict Minerals.

5.              Report on Supply Chain Due Diligence. With the preparation and submission of this Conflict Minerals Report, the Company has provided a public report of its due diligence measures with regard to the sourcing of Conflict Minerals. A copy of this report is available at http://www.cantelmedical.com/library/ConflictMineralsDisclosure14.pdf.

Based on the information provided by vendors for the Reporting Period, including the results of the above-described due diligence efforts, the Company could not, with respect to the Covered Products, form the basis for a reasonable belief regarding the origin (including smelters and refiners) and conflict status of Conflict Minerals used in each of the Covered Products.  The Company believes that, to the extent reasonably determinable by the Company through its due diligence process:

•                                          No Conflict Minerals contained in the Covered Products are, to the Company’s actual knowledge, have benefited or financed, directly or indirectly, armed groups in any of the Covered Countries.

•                                          Some Conflict Minerals used in Covered Products came from recycled or scrap sources.

The Company continues its efforts to determine country of origin information with In-Scope Suppliers, and has reported on its due diligence efforts in this Report.

Steps Taken to Mitigate Risk

In the past year, the Company took the following steps, among others, to refine and improve its due diligence measures and to further mitigate the risk that the Conflict Minerals utilized by the Company in its direct or indirect manufacturing processes may directly or indirectly finance armed groups in the Covered Countries.

•                                          Implemented a supply chain policy regarding the use of Conflict Minerals in products supplied to the Company and its subsidiaries.

•                                          Adopted management processes for ensuring risks are adequately managed, which includes a process flow sheet and procedures to ensure continuity of risk management.

•                                          Structured internal systems to support supply chain due diligence, including assigning responsibility to the Company’s Chief Compliance Officer over the process, as well as ensuring availability of resources and implementing “up the chain” communication processes.

•                                          Maintained the Company’s company-wide grievance mechanism, which currently is in place.

In the coming year, the Company expects to take the following steps, among others, to refine and improve its due diligence measures and to further mitigate the risk that the Conflict Minerals utilized by the Company in its direct or indirect manufacturing processes may directly or indirectly finance armed groups in the Covered Countries.

•                                          Evaluate and update, as appropriate the Company’s supply chain policy regarding the use of Conflict Minerals in products supplied to the Company and its subsidiaries.

•                                          Evaluate and update, as appropriate, management processes for ensuring risks are adequately managed.

•                                          Evaluate and update, as appropriate, internal systems to support supply chain due diligence, including ensuring availability of resources and implementing “up the chain” communication processes.

Independent Audit Report

The Company and its subsidiaries are not required to obtain an independent private sector audit of this Conflict Minerals Report for the Reporting Period.

Cautionary Statement about Forward-Looking Statements

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” and “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.